Exhibit 99.1

Company Contact: Andrew Wiseman, Ph.D. Sr. Director of Investor Relations La Jolla Pharmaceutical Company 858-646-6615 andrew.wiseman@ljpc.com	Media Contacts: Shellie M. Roth President Investor Relations Partners, Inc. 973-535-8389 roth@irpartners.com
LA JOLLA PHARMACEUTICAL PROVIDES UPDATE ON INTERIM ANTIBODY RESULTS FROM RIQUENT® LUPUS PHASE 3 TRIAL
SAN DIEGO, March 20, 2007 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced updated interim antibody reduction data for the Phase 3 trial of Riquent® (abetimus sodium), its drug candidate for systemic lupus erythematosus (“lupus” or “SLE”). The updated analyses reinforce the previous conclusion that there is a definitive and significant dose response between the 100 mg, 300 mg and 900 mg doses of Riquent compared with placebo (p=0.0001). These interim data were initially announced March 8, 2007.
Dose Dependent Antibody Reduction
The minor changes to the data show a greater reduction from baseline in antibody levels in patients treated with Riquent. The median percent reductions were 100 mg: 18%; 300 mg: 28%; 900 mg: 46% at week 8. In parallel, there was less of an increase above baseline in the antibody levels for the placebo group. As a result, the reductions in median antibody levels between the Riquent treatment groups and the placebo treatment group at week 8 were 100 mg: 30%; 300 mg: 40%; 900 mg: 58% (p=0.0032, p<0.0001, p<0.0001 respectively).
Approximately three times as many patients treated with 900 mg of Riquent (42%) had at least a 50% or greater antibody reduction at week 8 compared with patients treated with 100 mg (13%). Patients reached their maximum reduction after four weeks of treatment at which time separation between doses was also seen.
The analyses assessed the impact of treatment with Riquent on reducing antibodies to dsDNA in 101 patients by measuring the percent of antibody reduction from baseline compared with placebo following weekly treatment with 100 mg, 300 mg or 900 mg of Riquent or placebo. All demographics and baseline characteristics were comparable across dosing groups and there were 16 to 30 patients per treatment group.
Consistent Antibody Reductions
Published data from earlier La Jolla studies indicated that maintaining antibody reductions over time in individual patients was associated with a significantly reduced renal flare rate. The updated data indicate that the higher the Riquent dose, the greater the consistency of response and the greater the magnitude of this response. While more than twice as many 900 mg-treated patients (62%) as 100 mg-treated patients (25%) had a consistent 20% reduction, nearly seven times as many 900 mg-treated patients (42%) had a consistent 40% reduction, compared with 100 mg-treated patients (6%). Nearly twice as many patients on 900 mg as 300 mg had a consistent 50% reduction, but no patients on 100 mg or placebo achieved this level of consistent reduction. A consistent reduction is defined as a patient whose percent antibody reduction exceeded a specified level at weeks 4, 6 and 8.
Tolerability
To date, Riquent has been well tolerated in the ongoing Phase 3 study. The adverse event profile for all patients in the study, including those treated with the 300 mg and 900 mg doses, does not appear to differ from that seen in previous studies where 100 mg of Riquent was the treatment dose.
These data will be presented at the 8th International Congress on SLE in Shanghai in May 2007.
Phase 3 Study Design
The Phase 3 study is designed to assess the ability of Riquent treatment to prevent or delay the time to renal flare in lupus patients with a history of renal disease and with antibodies to dsDNA. A lupus renal flare is a potentially life-threatening increase in inflammation targeting the kidney. A renal flare often requires treatment with immunosuppressive agents which can have severe side effects.
The global study is expected to enroll approximately 730 patients who will be treated weekly with Riquent or placebo. Equal numbers of patients will be treated with 300 mg per week, 900 mg per week or placebo for 12 months. Patient enrollment in this international study recommenced in the third quarter of 2006 and completion of enrollment is targeted for around the end of 2007.
About Riquent
Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. Riquent has been well tolerated in all 13 clinical trials, with no serious Riquent-related side effects identified to date. Riquent’s only known biological activity is the reduction of circulating levels of anti-dsDNA antibodies. Increases in these antibodies are associated with an increased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials where they were measured.

About Lupus
Lupus is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.
La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.
The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.
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